Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tejas Incorporated and subsidiaries:

We consent to the incorporation by reference in the registration statement (No. 333-117234) on Form S-8 of Tejas Incorporated (formerly Westech Capital Corp.) of our report dated February 11, 2005, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Tejas Incorporated and subsidiaries for the year ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-K of Tejas Incorporated.

/s/ Helin, Donovan, Trubee & Wilkinson, LLP

Austin, Texas
March 31, 2005